Exhibit 5.1
November 13, 2009
Pioneer Southwest Energy Partners L.P.
5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Ladies and Gentlemen:
We have acted as counsel for Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offering and sale by the Partnership of 2,700,000 common units representing limited partner interests in the Partnership (the “Firm Units”) and up to an additional 405,000 common units pursuant to the Underwriters’ option to purchase additional common units (the “Option Units” and together with the Firm Units, the “Units”) pursuant to that certain Underwriting Agreement dated November 11, 2009 (the “Underwriting Agreement”), by and among the Partnership and the several underwriters named therein (the “Underwriters”).
In rendering the opinions set forth below, we have examined (i) executed copies of the organizational documents of the Partnership and Pioneer Natural Resources GP LLC (the “General Partner”); (ii) the Registration Statement on Form S-3 (Registration No. 333-162566) with respect to the Units being sold by the Partnership (the “Registration Statement”); (iii) the prospectus included in the Registration Statement dated November 9, 2009 (the “Base Prospectus”); (iv) the prospectus supplement to said prospectus dated November 11, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (v) resolutions of the Board of Directors of the General Partner dated November 5, 2009 and the pricing committee thereof dated November 11, 2009; and (vi) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and complete and all documents submitted to us as copies conform to the originals of those documents, (iv) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Partnership and the other parties thereto, (v) the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units, (vi) each person signing the documents we examined has the legal authority and capacity to do so and (vii) all Units will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.
Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that when the Units have been issued and delivered in accordance with the terms of the Underwriting Agreement upon payment of the consideration therefor provided for therein, then the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) and as described in the Prospectus).
The opinions expressed herein are qualified in the following respects:
A. The foregoing opinions are limited in all respects to the DRULPA, the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware, and the federal laws of the United States of America and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
B. We express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign, or any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom.

The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.
We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.